EXHIBIT 10

EMPLOYMENT AGREEMENT

BETWEEN

OFG BANCORP

AND

JOSÉ RAFAEL FERNÁNDEZ

This Employment Agreement (the “Agreement”) is made and entered into as of the 1st day of July 2016 , by and between OFG BANCORP, a financial holding company that has its principal office in San Juan, Puerto Rico (the “Company”), and JOSÉ RAFAEL FERNÁNDEZ (the “President and CEO” or “Mr. Fernández”).

WITNESSETH:

WHEREAS, Mr. Fernández has been an executive officer of the Company since June 1991, is presently the Company’s President, Chief Executive Officer, and Vice Chairman of the Board of Directors, and the retention of his services for and on behalf of the Company is of material importance to the preservation and enhancement of the value of the Company's business;

WHEREAS, the Company and the President and CEO wish to enter into this Agreement and intend that this Agreement shall become effective on July 1, 2016 (the “Effective Date”), and replace the Employment Agreement, dated August 22, 2013 (the “2013 Employment Agreement”), between the Company and the President and CEO, which is now in effect;

NOW THEREFORE, in consideration of the mutual covenants herein set forth, the Company and the President and CEO do hereby agree as follows:

1.                   TERM OF EMPLOYMENT

1.1 The Company hereby employs Mr. Fernández as its President and Chief Executive Officer, and Mr. Fernández hereby accepts said employment and agrees to render such services to the Company on the terms and conditions set forth in this Agreement for a term of three (3) years commencing on the Effective Date and terminating on June 30, 2019, unless further extended or sooner terminated in accordance with the terms and conditions herein set forth.

Unless written notice of non-renewal is given by either party not less than one hundred twenty (120) days in advance of the expiration of the term, this Agreement will be automatically extended for one (1) additional year.  Unless otherwise agreed to in writing by Mr. Fernández and the Company, and except in the event of a termination for just cause pursuant to Section 6.1 hereof or a removal or bar from office pursuant to Section 6.5 hereof, Mr. Fernández shall remain as an employee of the Company after the expiration of the term of this Agreement and shall be entitled to all the rights and benefits of an employee under the laws of the Commonwealth of Puerto Rico.

1.2 During the term of this Agreement, the President and CEO shall devote his best efforts to performing such services for the Company as may be consistent with his title of President and Chief Executive Officer and those which from time to time may be assigned to him by the Company’s Board of Directors (the “Board of Directors”).

1.3 The services of the President and CEO to the Company shall be rendered principally in the Commonwealth of Puerto Rico, but he shall do such traveling on behalf of the Company as may be reasonably required by his duties.

1.4 The President and CEO shall report directly to the Board of Directors and shall have overall responsibility for all of the business and affairs of the Company, including making all determinations concerning hiring, dismissal and compensation for all classes of employees of the Company (exception in the case of the Head of the Company’s Internal Audit Department), which determinations shall be in accordance with the policies for such hiring, dismissal and compensation established by the Compensation Committee of the Board of Directors (the “Compensation Committee”) from time to time and in accordance with applicable laws, rules and regulations, including the applicable regulations of the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “FRB”), the Securities and Exchange Commission (“SEC”), and the Office of the Commissioner of Financial Institutions of Puerto Rico (the “OCFI”).

1.5 The President and CEO shall continue to occupy his position as Vice Chairperson of the Board of Directors.  Furthermore, during the term of this Agreement and any extension thereof, and in any election of directors in which his term as a member of the Board of Directors will expire, the Board of Directors shall nominate and recommend to the Company’s stockholders the election of Mr. Fernández to the Board of Directors and, if elected, the Board of Directors shall appoint him as its Vice Chairperson. It is further provided that in the event that Mr. Julian S. Inclán ceases, for any reason, to be the Chairperson of the Board of Directors, the Board of Directors shall appoint Mr. Fernández as its Chairperson. It is understood and agreed that the Board’s commitment to appoint Mr. Fernández Chairperson as set forth above shall be in effect only while this Agreement is in effect, and that this provision does not establish an acquired right to such appointment in favor of Mr. Fernández following the termination of this Agreement.

2.                   COMPETITIVE ACTIVITIES

2.1 The President and CEO agrees that during the term of this Agreement, except with the express written consent of the Board of Directors, he will not, directly or indirectly, engage or participate in, become a director of, or render advisory or other services for, or in connection with, or become interested in, or make financial investment in any firm, corporation, business entity or business enterprise; provided, however, that the President and CEO shall not thereby be precluded or prohibited from owning passive investments including investments in the securities of other financial institutions, so long as such ownership does not require him to devote substantial time to management or control of the business or activities in which he has invested.

2.2 The President and CEO agrees and acknowledges that during the time that he is employed by the Company, he will maintain an intimate knowledge of the activities and affairs of the Company including trade secrets and other confidential matters.  As a result, and also because of the special, unique, and extraordinary services that the President and CEO is capable of performing for the Company or one of its competitors, the President and CEO recognizes that the services to be rendered by him hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages.  Therefore, if during the time he is employed by the Company, the President and CEO renders services to a competitor of the Company other than as authorized pursuant to Section 2.1 hereof, the Company shall be entitled to immediate injunctive or other equitable relief to restrain the President and CEO from rendering his services to the competitor of the Company, in addition to any other remedies to which the Company may be entitled under law; provided, however, that the right to such injunctive or other equitable relief shall not survive the termination of the President and CEO’s employment with the Company.

3.COMPENSATION AND REIMBURSEMENT OF EXPENSES

3.1 Compensation.

(a) The Company will compensate and pay the President and CEO an annual base salary of eight hundred sixty-five thousand dollars ($865,000) equivalent to seventy two thousand eighty three dollars and thirty three cents ($72,083.33) per month for his services to the Company during the term of this Agreement.

(b) Not later than March 31 of each contract year, the Compensation Committee shall evaluate and determine the amount of any increase to the President and CEO’s annual base salary. Any increases to the President and CEO’s annual base salary determined by the Compensation Committee shall be effective on January  1 of the then running contract year and the increased annual base salary shall become the President and CEO’s new contractual annual base salary.

3.2 Bonus.  The Company shall set for the President and CEO an annual target bonus of one hundred  percent ( 100%) of his annual base salary as may be earned by him under the Company’s non-equity incentive bonus plan (the “Incentive Bonus”).  The bonus shall be due and payable on or before March 31 of each contract year of this Agreement commencing with the bonus corresponding to calendar year 2016 due and payable on or before March 31, 2017.

3.3 Expense Allowance. During the term of this Agreement and any extension thereof, the Company shall provide the President and CEO an annual expense allowance (the “Expense Allowance”)in the amount of eighty five thousand dollars ($85,000) from which the President and CEO shall pay his (i) car-related expenses; (ii) membership expenses for social, business or professional organizations (all such membership(s) shall be maintained in the name of the President and CEO); and (iii) any other expenses which, in his judgment, are reasonably appropriate for the performance of his duties under this Agreement.

3.4 Reimbursement of Expenses.  Not less frequently than monthly, the Company shall pay for or reimburse the President and CEO for all reasonable travel and other expenses incurred by the President and CEO in the performance of his duties under this Agreement, including, without limiting the generality of the foregoing, the Expense Allowance provided for in Section 3.3 above.

3.5 Life Insurance.  The Company shall renew for an additional ten (10) year term the existing ten (10) year term life insurance policy in the sum of three million dollars ($3,000,000) covering the life of the President and CEO and having as its beneficiary the spouse and heirs of Mr. Fernández; provided, that the President and CEO may designate in writing from to time any other person or entity as its beneficiary.    For as long as the President and CEO is employed by the Company, all premiums and costs associated with such term life insurance policy  shall be for the account of the Company.

3.6 Vacation.  The President and CEO shall be entitled to twenty-five (25) days of paid vacation each year during the term of this Agreement.

4.DISABILITY

4.1 If the President and CEO shall become physically or mentally disabled or incapacitated to the extent that he is unable to perform his duties under this Agreement, and so long as such disability continues, the President and CEO shall, subject to the provisions of Section 6.2 and 6.3 hereof, and for a period not to exceed the remaining term of this Agreement, continue to receive his full compensation, as set forth in Section 3 hereof, including an annual cash bonus equal to the annual cash bonus paid to him in the last fiscal year prior to his disability or incapacitation.

4.2 There shall be deducted from the amounts paid to the President and CEO hereunder during any period of disability or incapacitation, as described in Section 4.1 hereof, any amounts actually paid to the President and CEO pursuant to any disability insurance or other similar program(s) which the Company has instituted or may institute on behalf of its employees for the purpose of providing compensation in the event of disability.

5.ADDITIONAL COMPENSATION AND BENEFITS

5.1 During the term of this Agreement, the President and CEO will be entitled to participate in, and receive the benefits of, any equity-based compensation plan, profit sharing plan, or other plans, benefits and privileges given to employees and executives of the Company or its subsidiaries and affiliates which may now exist or come into existence hereinafter, to the extent commensurate with his then duties and responsibilities, as fixed by the Compensation Committee, and, to the extent that the President and CEO is otherwise eligible and qualifies, to so participate in, and receive such benefits or privileges.  The Company shall not make any changes in such plans, benefits or privileges which would adversely affect the President and CEO’s rights or benefits there under, unless such change or changes are made pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater adverse change in the rights of or benefits to the President and CEO as compared to any executive officer of the Company.  Nothing paid to the President and CEO under any plan or arrangement presently in effect or made available in the future shall be deemed in lieu of the annual base salary, Incentive Bonus, Special Bonus, Expense Allowance and term life insurance payable or provided to the President and CEO pursuant to Sections 3.1, 3.2, 3.3 and 3.5 hereof.

5.2     (a) In consideration for agreeing to renew his employment with the Company for a period of three years, Mr. Fernández  will be paid a special bonus in the amount of $850,000 payable upon the expiration of the term of this Agreement(the “Special Bonus”). If Mr. Fernández employment is terminated for any reason before the expiration of the term of this Agreement he will be paid a prorated portion of the Special Bonus computed through the effective date of the termination of his employment.

(b) The Compensation Committee shall consider in each contract year of this Agreement granting the President and CEO additional incentive compensation under the Company’s equity-based compensation plan based on his performance scorecard, as approved by the Compensation Committee, up to an annual amount equal to eighty five percent (85%) of his annual base salary. The incentive compensation grants to the President and CEO shall be made on or before March 31 of each contract year of this Agreement commencing with the year 2017. As long as he is in compliance with the requirements of the Company’s Stock Ownership Policy, with respect to any incentive compensation award granted to him by the Compensation Committee, the President and CEO shall have the option of electing to receive the award in deferred cash equivalents.

(c) Restrictions on the restricted stock units granted to the President and CEO hereunder will expire on the third anniversary of the award or earlier in the event of a Change of Control of the Company, as defined in the Change in Control Compensation Agreement between the Company and the President and CEO, dated December 5, 2004, as amended (the “Change in Control Compensation Agreement”), or if the President and CEO dies or becomes disabled.

6.TERMINATION

6.1 The Board of Directors shall have the right, at any time upon prior written Notice of Termination (as defined in Section 6.8(b) hereof), to terminate the President and CEO’s employment hereunder for just cause or in connection with a removal or bar from office pursuant to Section 6.5 hereof.  For purposes of this Agreement, the term “termination for just cause” shall mean termination because of the willful and continued failure of the President and CEO to perform his duties under this Agreement, or the willful engaging by the President and CEO in illegal conduct or gross misconduct materially injurious to the Company as determined by a court of competent jurisdiction or a federal or state regulatory agency having jurisdiction over the Company.  For purposes of this paragraph, no act, or failure to act, on the part of the President and CEO shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company; provided, however, that any act or omission to act by the President and CEO in reliance upon an opinion of counsel to the Company or counsel to the President and CEO shall not be deemed to be willful.

6.2 In the event the President and CEO’s employment is terminated for just cause pursuant to Section 6.1 hereof or he is removed or barred from office pursuant to Section 6.5 hereof, the President and CEO shall have no right to compensation or other benefits for any period after such date of termination.  If the President and CEO is terminated by the Company other than for just cause pursuant to Section 6.1 hereof, other than in connection with a removal or bar from office pursuant to Section 6.5 hereof, and other than in connection with a Change of Control of the Company, as defined in the Change in Control Compensation Agreement, the

President and CEO’s right to compensation and other benefits under this Agreement shall be as set forth in Sections 6.8(c) and (d) hereof.

6.3 The President and CEO shall have the right, upon prior written Notice of Termination of not less than thirty (30) days, to terminate his employment hereunder.  In such event, the President and CEO shall have the right, as of the date of termination, to receive all accrued compensation and other benefits provided for in this Agreement; provided, however, that if the President and CEO terminates his employment hereunder for “good reason” pursuant to Section 6.8(a) hereof he shall be entitled to receive the severance payment provided for in Section 6.8(c) hereof.  If the President and CEO provides a Notice of Termination for good reason, the date of termination shall be the date on which the Notice of Termination is given to the Company.

6.4 If the President and CEO is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s affairs pursuant to a notice served under the Federal Deposit Insurance Act (“FDIA”), the Federal Reserve Act (“FRA”), the Bank Holding Company Act of 1956 (the “BHCA”), the Securities Exchange Act of 1934 (the “SEA”), or the Puerto Rico Banking Act (the “PRBA”), each as amended from time to time, the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Company shall:  (i) pay the President and CEO all the compensation withheld while contractual obligations were suspended, and (ii) reinstate in whole or in part, as applicable, any of the Company’s obligations which were suspended.

6.5 If the President and CEO is removed from office and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under the FDIA, the FRA, the BHCA, the SEA, or the PRBA all obligations of the Company under this Agreement shall terminate, as of the effective date of the order, but the rights of the President and CEO to compensation earned as of the date of termination shall not be affected.

6.6 If the Company is in default, as defined to mean an adjudication or other official determination of a court of competent jurisdiction or other public authority pursuant to which a conservator, receiver or other legal custodian is appointed for the Company for the purpose of liquidation, all obligations under this Agreement shall terminate as of the date of default, but the rights of the President and CEO to compensation and benefits accrued as of the date of termination shall not be affected.

6.7 In the event that the President and CEO is terminated in a manner which violates the provisions of Section 6.1 hereof, as determined by a court of competent jurisdiction, the President and CEO shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees, in challenging such termination.  Such reimbursement shall be in addition to all rights to which the President and CEO is otherwise entitled under this Agreement.

6.8     (a) The President and CEO may terminate his employment hereunder for good reason.  For purposes of this Agreement, the term “good reason” shall mean (i) a failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after a notice of such noncompliance has been given by the President and CEO to the Company; (ii) any purported termination of the President and CEO’s employment hereunder which is not effected pursuant to a Notice of Termination (and for purposes of this Agreement no such purported termination shall be effective); (iii) any reduction in the

President and CEO’s compensation and fringe benefits, including a reduction in his Incentive Bonus  opportunity, or Special Bonus, without his written consent; (iv) failure to nominate the President and CEO for reelection as a member of the Board of Directors and, if elected, failure to appoint him as Vice Chairman or Chairman of the Board of Directors as herein provided; (v) a material diminution in his positions, duties and authorities as President and Chief Executive Officer of the Company; (vi) if President and CEO is not the President and Chief Executive Officer of the ultimate parent entity resulting from a Change of Control of the Company, as defined in the Change in Control Compensation Agreement; (vii) a change in reporting structure so that the President and CEO reports to someone other than the Board of Directors, or (viii) the failure of any successor to all or substantially all of the Company’s assets to assume this Agreement whether in writing or by operation of law.

(b) Any termination of the President and CEO’s employment by the Company or by the President and CEO shall be communicated by a written Notice of Termination to the other party hereto.  For purposes of this Agreement, the term “Notice of Termination” shall mean a dated notice which shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the President and CEO’s employment under the provision so indicated; (iii) specify a date of termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Company’s termination of the President and CEO’s employment for just cause pursuant to Section 6.1 hereof or in connection with a removal or bar from office pursuant to Section 6.5 hereof, in which case the Notice of Termination may specify a date of termination as of the date such Notice of Termination is given; and (iv) be given in the manner specified in Section 9.1 hereof.

(c) In the event that:  (i) the President and CEO shall terminate his employment for good reason as defined in Section 6.8(a) hereof, or (ii) if the President and CEO is terminated by the Company other than for just cause pursuant to Section 6.1 hereof, other than in connection with a removal or bar from office pursuant to Section 6.5 hereof, and other than in connection with a Change of Control of the Company, as defined in the Change in Control Compensation Agreement, then in lieu of any further compensation to the President and CEO for periods subsequent to the date of termination, the Company shall pay as severance to the President and CEO (subject to the approval of the FDIC, if required) an amount equal to the product of (A) the aggregate annual compensation paid to or payable by the Company and any of its subsidiaries to the President and CEO during the year in which the termination of the President and CEO’s employment occurs, which amount shall include the President and CEO’s (i) annual base salary, (ii) Incentive Bonus  (equal to the average aggregate cash bonuses paid to the President and CEO in the last two fiscal years prior to the date of termination of employment), (iii)  Expense Allowance, and (iv) equity awards or its equivalent(equal to the average of the aggregate grant date fair value of the equity awards granted to the President and CEO in the last two fiscal years prior to the date of termination of employment, multiplied by (B) 3.00, such payment to be made in a lump sum on or before the fifth day following the date of termination.

(d) Unless the President and CEO’s employment is terminated for just cause pursuant to Section 6.1 hereof, or in connection with a removal or bar from office pursuant to Section 6.5 hereof, or in connection with a Change of Control of the Company, as defined in the Change in Control Compensation Agreement, the Company shall maintain in full force and effect (subject to the approval of the FDIC, if required), for the continued benefit of the President and CEO for the balance of the term of this

Agreement (as such term may have been extended as provided herein), all employee benefit plans and programs in which the President and CEO was entitled to participate immediately prior to the date of termination, provided that the President and CEO’s continued participation is possible under the general terms and provisions of such plans and programs, and, further provided, that the Company shall not be obligated to continue the payment of health benefits if the President and CEO receives equal or greater health benefits under the medical plan of a subsequent employer.

(e) The President and CEO shall not be required to mitigate the amount of any payment provided for in paragraphs (c) and (d) of this Section 6.8 by seeking other employment or otherwise.

7.INDEMNIFICATION

7.l The Company shall indemnify the President and CEO to the fullest extent authorized by applicable federal and Commonwealth of Puerto Rico laws and regulations, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) that the President and CEO is a party or is threatened to made a party by reason of the fact that he is or was the President and Chief Executive Officer of the Company or that he is or was a member of the Board of Directors, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other  enterprise, against costs and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Company shall not be liable for any amounts which may be due to the President and CEO in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by the President and CEO seeking indemnification hereunder without its prior written consent.  The provisions of this Section 7.1 shall also extend the conjugal partnership of the President and CEO and his spouse and to the President and CEO’s spouse, when applicable, and shall survive the termination of this Agreement.

8. SUCCESSORS OF THE PARTIES

8.1 This Agreement shall inure to the benefit of and be binding upon the President and CEO, and, to the extent applicable, his assigns, executors, and personal representatives and the Company, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Company’s assets and business, or with or into which the Company may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

8.2 This Agreement is personal to each of the parties hereto and neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party.

9. NOTICES

9.1 All notices required by this Agreement to be given by one party to the other shall be in writing and shall be deemed to have been delivered either:

(a) When personally delivered to the office of the Secretary of the Company at his regular corporate office, or the President and CEO in person; or

(b) Five days after depositing such notice in the United States mails, certified mail with return receipt requested and postage prepaid to:

(i)         José Rafael Fernández

(at the address of record in his employment

file with the Company)

(ii)        OFG Bancorp

P.O. Box 195115

San Juan, Puerto Rico 00919-5115

Attention:  Chairman–Compensation Committee

or such other address as either party may designate to the other by notice in writing in accordance with the terms hereof.

10. AMENDMENTS OR ADDITIONS

10.1 No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.  The prior approval by a two-thirds affirmative vote of the full Board of Directors shall be required in order for the Company to authorize any amendments or additions to this Agreement, to give any consent or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of the employment of the President and CEO with or without just cause under Section 6.1 hereof.

11. MISCELLANEOUS

11.1 No course of conduct between the Company and President and CEO to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power, or (ii) be construed to be a waiver of any default or any acquiescence in or consent to the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen; and, every power and remedy granted by law and by this Agreement to any party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

11.2 The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11.3 This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Puerto Rico, except to the extent that such law may be preempted by applicable federal law, including applicable regulations, opinions or orders duly issued by the FDIC, the FRB or the SEC (“Federal Law”), in which event this Agreement shall be governed and be interpreted by and under Federal Law.  Venue for the litigation of any and all matters arising under or in connection with this Agreement shall be laid in the United States District Court for the District of Puerto Rico, in the case of federal jurisdiction, and in the Court of First Instance, Superior Part of San Juan, of the Commonwealth of Puerto Rico, in the case of state court jurisdiction.

11.4 Notwithstanding anything to the contrary herein contained, the payment or obligation to pay any monies or granting of any rights or privileges to the President and CEO as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the President and CEO now has under any plan or benefit presently outstanding.

11.5 As used herein, the term “Company” shall include all of the Company’s subsidiaries.

11.6 This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, as of the Effective Date, supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

11.7 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

11.8 The heading of each section or paragraph of this Agreement is for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement in San Juan, Puerto Rico, as of the date first above written.

PRESIDENT AND CEO

              /s/ José Rafael Fernandez

José Rafael Fernández

OFG BANCORP

By:        Compensation Committee of the

Board of Directors

By:         /s/ Jorge Colón Gerena

Jorge Colón Gerena

Chairman – Compensation Committee